PRESS RELEASE

 CONTACT:     Richard L. Furr            (919) 683-7697


           FOR IMMEDIATE RELEASE      March 24, 1994

              JUDGE AFFIRMS CCB AND GRAHAM SAVINGS
                        BANK ACQUISITION


      Durham, North Carolina-----March 24, 1994. A North Carolina Superior Court Judge affirmed the position of the North Carolina
      Savings Administrator who had denied a public hearing to two depositors who had protested the conversion/acquisition of Graham Savings Bank by CCB Financial Corporation ("CCB") and who sought to void the transaction. After the completion of the transaction on October 1, 1993, Mr. Maurice Koury and Mr. Cary Allred, two Graham Savings Bank depositors who had organized opposition to the transaction, sought to cause the North Carolina Administrator to grant them a public hearing. The court affirmed the decision of the Administrator after a two-day hearing held in Graham, North Carolina.

      With this decision, a Temporary Restraining Order entered last week to stop CCB and Graham Savings Bank from effecting a transition of the data processing services was dissolved and CCB and Graham Savings Bank are now free to complete that data processing change.

      Ernest C. Roessler, President and Chief Executive Officer of CCB stated:
      "We are delighted the Judge ruled in our favor since we have contended from the beginning that everything Graham Savings Bank and CCB has done to effect this transaction was proper and lawful. All depositors and the community at large have benefited by this transaction, not just those few who can afford to buy stock in a conversion. We look forward to now being able

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      to deliver on the commitments made to bring enhanced banking products and services to the customers of Graham Savings Bank."

      A. C. Motsinger, Chairman of Graham Savings said: "The Judge has affirmed our actions by denying the two depositors a hearing. This is gratifying to us."

      On Monday, March 14, 1994, the two depositors brought a separate civil action against CCB, Graham Savings Bank and the individual members of the Board of Directors of Graham Savings Bank and through that action obtained a Temporary Restraining Order from a North Carolina
      Superior Court Judge which halted the data processing conversion.
      That action was removed to Federal Court and is pending. The Temporary Restraining Order was dissolved by the Judge's ruling yesterday.

      Mr. Roessler further stated: "We will continue to stand with Graham Savings Bank and its directors in this other action and defend it vigorously. The Restraining Order stopping us from enhancing the data processing services at Graham Savings Bank was costly to depositors of Graham Savings Bank and delayed many months of prior planning. We have every confidence we will prevail in this other action."


        Symbol:     CCBF